UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:	Sage Quant ETF Trust

Address of Principal
Business Office:	c/o Sage Quant Management LLC 32 Ferncliff Road Cos Cob, CT 06807

Telephone Number:	(203) 769-5023

Name and Address of Agent for Service of Process:	Corporation Service Company 2711 Centerville Road, Suite 400 Wilmington, DE 19808

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with filing of Form N-8A:   X   Yes          No

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the Town of Greenwich and the State of Connecticut on the 8th day of August, 2012.

Sage Quant ETF Trust

		By:	/s/ Luigi Vacca
		Name:	Luigi Vacca
		Title:	Sole Trustee
Attest:	/s/ Cheryl Vacca
Name: Cheryl Vacca
Witness